Exhibit 4.2

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

KNOLOGY, INC.

Knology, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Section 4.1 thereof in it is entirety and inserting the following in lieu thereof:

4.1 Authorized Shares.

This Corporation is authorized to issue three classes of stock to be designated, respectively, “Common Stock,” “Non-Voting Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Corporation has authority to issue is 424,000,000 shares, each with a par value of $0.01 per share, consisting of:

(a) One hundred and ninety-nine million (199,000,000) shares of Preferred Stock (“Preferred Stock”);

(b) Two hundred million (200,000,000) shares of Common Stock (“Common Stock”); and

(c) Twenty-five million (25,000,000) shares of Non-Voting Common Stock (“Non-Voting Common Stock”).

The number of authorized shares of any class of stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the capital stock of the Corporation entitled to vote (irrespective of the right to vote thereupon as a class that the holders of the shares of any such class would otherwise be entitled to under Section 242(b)(2) of the DGCL).

Upon this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the DGCL (the “Effective Time”), each issued and outstanding share of the Corporation’s common stock, par value $.01 per share (“Old Common Stock”), shall be automatically and without any action on the part of the stockholders reclassified as one tenth (1/10) of a share of common stock, par value $0.01 per share, of the Corporation (the “New Common Stock”), and each issued and outstanding share of non-voting common stock, par value $.01 per share (“Old Non-Voting Common Stock”), shall be automatically and without any action on the part of the stockholders reclassified as one tenth (1/10) of a share of non-voting common stock, par value $0.01 per share, of the Corporation (the “New Non-Voting Common Stock”); provided, that the Corporation shall issue only whole shares of New Common Stock and New Non-Voting Common Stock upon such reclassification, after taking into account all shares of Old Common Stock or Old Non-Voting Common Stock held of record by a holder of Old Common Stock or Old Non-Voting Common Stock, respectively, at the Effective Time. Stockholders who, immediately prior to the Effective Time, own a number of shares of Old Common Stock or Old Non-Voting Common Stock that is not evenly divisible by ten (10) shall be entitled to receive, in exchange for their Old Common Stock and Old Non-Voting Common Stock and after taking into account all shares of Old Common Stock or Old Non-Voting Common Stock held of record by such holder, (i) such number of whole shares of New Common Stock and New Non-Voting Common Stock into which such holder’s Old Common Stock and Old Non-Voting Common Stock have been reclassified and (ii) in lieu of any fractions of a share of New Common Stock or New Non-Voting Common Stock, as applicable, to which such holder would otherwise be entitled, cash (without interest thereon) from the Corporation in an amount equal to the product of each such fractional interest multiplied by the fair market value at the Effective Time of the New Common Stock or New Non-Voting Common Stock, as applicable, as determined in good faith by the Board. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock or Old Non-Voting Common Stock shall thereafter represent that number of shares of New Common Stock or New Non-Voting Common Stock into which the shares of Old Common Stock or Old Non-Voting Common Stock, represented by such certificate shall have been reclassified; provided, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock or Old Non-Voting Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of whole shares of New Common Stock or New Non-Voting Common Stock to which such person is entitled under the foregoing reclassification, together with any cash payment (without interest thereon) in lieu of any fraction of a share.

SECOND: That the aforesaid amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL.

THIRD: That said amendment is to become effective at 8:00 a.m. on November 28, 2003.

IN WITNESS WHEREOF, Knology, Inc. has caused this certificate to be signed by its authorized officer, this 26th day of November, 2003.

KNOLOGY, INC.

By:	/s/ Chad S. Wachter

Chad S. Wachter General Counsel, Vice President and Secretary